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                                                                   EXHIBIT 10.49

                                REMEDYTEMP, INC.
                           SOFTWARE LICENSE AGREEMENT

      This License Agreement ("AGREEMENT") is entered into as of the _____ day of _____________, 200 _____ (the "EFFECTIVE DATE") by and between RemedyTemp, Inc., ("REMEDY") and __________________________ ("FRANCHISEE").

      For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following terms and conditions:

      1. Licensed Software. The term "SOFTWARE" shall mean, collectively, the "I/SEARCH 2000 computer software programs" described in Exhibit A, and all related user manuals and other documentation (the "DOCUMENTATION"). The term "Software" includes any corrections, bug fixes, enhancements, updates or modifications to such computer software programs. This Agreement shall apply to each copy of the Software licensed by Franchisee at each office of the Franchisee.

      2. Grant of License.

            2.1 License to Use Software. Subject to the terms and conditions of this Agreement, Remedy hereby grants to Franchisee a non-exclusive, non-transferable right and license to install and use the Software in executable form only on Authorized Hardware solely for purposes of supporting Franchisee's employees in connection with Franchisee's internal business activities of the Franchised Business (as the term is defined in the Franchise Agreement) at Franchisee's Franchise premises.

            2.2 Right to Copy Software. Franchisee may copy the Software to the extent necessary to fulfill the foregoing license and for back-up and archival purposes. Franchisee shall reproduce Remedy's copyright notices and other proprietary notices on all copies of the Software, and all copies shall be subject to all terms, conditions, and obligations of this Agreement.

            2.3 Right to Copy Documentation. Franchisee may copy the Documentation to the extent necessary to fulfill the foregoing license. Franchisee shall reproduce Remedy's copyright notices and other proprietary notices on all copies of the Documentation, and all copies shall be subject to all terms, conditions, and obligations of this Agreement.

            2.4 Restrictions on Use. The foregoing rights to copy, install and use the Software shall be subject to the following restrictions:

                  (i) Franchisee shall not allow copies of the Software to be made, except as specifically allowed under this Agreement;

                  (ii) Franchisee shall not sell, lease, sublicense, distribute, or otherwise transfer the Software to any person, firm or entity;

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                  (iii) Franchisee shall not modify, alter, adapt, publicly
perform or publicly display the Software or Documentation in any manner;

                  (iv) Franchisee shall not use, or permit the Software to be used in a computer service bureau, time-sharing or Application Service Provider
(ASP) arrangement; and

                  (v) Franchisee shall not decompile, disassemble, translate, reverse engineer or otherwise derive the source code form of any portion of the Software.

      3. System Hardware. Franchisee shall maintain, at its cost and expense, computer hardware and related equipment designated by Remedy, in its sole discretion, as required for use of the Software (collectively, the "AUTHORIZED HARDWARE"). Franchisee shall have the right to purchase the Authorized Hardware through Remedy's Franchisee hardware purchase program. In the event Franchisee elects to purchase the Authorized Hardware independently of the Franchisee hardware purchase program, the hardware and equipment must nevertheless comply with the specifications at Exhibit B. Remedy may, from time-to-time, modify, change, add or delete specifications required for computer hardware and related equipment. Any change in specifications provided by Remedy shall, which may require the purchase of additional equipment or the upgrade of existing equipment, be implemented within a reasonable time after notice of such change by Remedy and at the sole cost and expense of Franchisee.

      4. Technical Support.

            4.1. Installation and Software Support. Remedy agrees to provide reasonable technical assistance to Franchisee for installation and program support of the Software, as reasonably may be required from time-to-time by Franchisee, the cost of which shall be included in the Annual Fee paid by Franchisee. In the event Remedy personnel are required to travel to Franchisee location(s), Franchisee agrees that Franchisee shall pay Remedy all costs incurred as a result of such on-location service. Payment of all such costs incurred shall be due and payable net thirty (30) days upon receipt of invoice.

            4.2 Skill Level. Remedy assumes that Franchisee and its employees shall have the requisite skills to access and use the Software. If either Franchisee or its employees do not have such requisite skill, Franchisee or its employees shall obtain the skills needed, either through Remedy training or elsewhere, at additional cost to Franchisee.

            4.3 Support Services. In consideration of the Annual License Fees, Remedy will provide support to Franchisee for the Software licensed to Franchisee. Remedy will make the following support services available to
Franchisee:

                  (i) Telephone Support. Remedy personnel will be available to Franchisee by phone or e-mail to answer questions regarding the use of the most current version of the Software released by Remedy, and to help Franchisee identify, verify and resolve problems with such Software ("TELEPHONE SUPPORT"). Telephone Support will be available Monday through Friday from 9:00 a.m. to 5:00 p.m., Pacific Time, Remedy holidays excluded.

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                  (ii) Notice of Inoperability. In the event the Software is not operable for any reason, Franchisee shall notify the designated representative of Remedy within twenty-four (24) hours of such inoperability, or within one (l) business work day, whichever shall first occur.

                  (iii) New Releases. Remedy will provide Franchisee with copies of any standard new versions of the Software that are released by Remedy on a general basis. All such new versions shall be subject to the terms and conditions of this Agreement.

            4.4 Support Coordinator. Franchisee will designate, in writing, no more that two (2) persons who will be entitled to contact Remedy for Telephone Support. These support coordinators may be changed from time to time upon written notice from Franchisee to Remedy. Remedy is not obligated to directly support Franchisee's internal users except for the designated support coordinators.

      5. Hardware and Equipment Service. Franchisee shall purchase a hardware maintenance contract with Remedy's designated vendor (the "MAINTENANCE VENDOR") or such other Maintenance Vendor as Remedy and Franchisee shall mutually agree upon for hardware and equipment service during the term of this Agreement. The cost of such maintenance contract shall be set by the Maintenance Vendor. Franchisee shall look to the Maintenance Vendor or the applicable manufacturer of any Authorized Hardware for use with the Software for any and all warranties and service of such items. Remedy shall not be responsible for any warranties, service or support of any Authorized Hardware or other equipment.

      6. Term of Agreement. The term of this Agreement shall be for the term or duration of the original Franchise Agreement, or any renewal thereof, entered into and executed by and between Franchisee and Remedy Intelligent Staffing, Inc. (the "FRANCHISE AGREEMENT"), subject to the provisions of Section 12 of this Agreement.

      7. Fees and Payment Terms.

            7.1 Annual Fee. Franchisee shall pay Remedy an annual fee in equal installments for each of Franchisee's offices that license the Software (the "ANNUAL FEE"). The current Annual Fee is set forth in Exhibit C. The Annual Fee shall cover all of Franchisee's costs relating to: (1) the licensing of the Software; (2) the licensing of the Software at Remote I/SEARCH 2000 Internet Access Workstations (as defined in Section 7.2 below); (3) Remedy's telephone support for software users; (4) Remedy's updates for the Software that are made generally available to franchisees; and (5) Remedy's technical support of the Software. The Annual Fees and any other fees owed to Remedy by Franchisee shall be due and payable as provided in Section 7.6 hereof.

            7.2 Access Workstations. The term "Remote I/SEARCH 2000 Internet Access Workstations" shall mean the use of the Software at the following remote locations.

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            i) a single Remote I/SEARCH 2000 Internet Access Workstation at the
residential home of the majority owner of the Franchised Business or Manager of the Franchised Business;

            ii) a single Remote I/SEARCH 2000 Internet Access Workstation at any number of recruiting locations; and

            iii) any number of I/SEARCH 2000 Internet Access Workstations that use the I/SEARCH 2000 Software for no more than 90 days to establish a temporary office or a temporary onsite location.

            Any use of a Remote I/SEARCH 2000 Internet Access Workstation aside from those uses delineated above shall be subject to a separate Annual Fee per such use and an additional one-time server access fee for each workstation using the I/SEARCH 2000 Software. Such one-time workstation fee shall be at the prevailing rate, which, as of the Effective Date, is set forth in Exhibit C.

            7.3 Other Fees. In addition to the Annual License Fees, Franchisee shall be responsible for all installation costs, shipping costs, handling costs and all applicable taxes on the license. Furthermore, the Annual License Fees do not include the costs of any third-party software or the internet connections fees required to access the system. Internet connection fees will be billed directly to Franchisee, based upon the master contract Remedy has with an internet service provider.

            7.4 Hardware Costs. Franchisee shall pay Remedy for any and all hardware and equipment purchased from Remedy upon installation within thirty
(30) days upon receipt of an invoice from Remedy.

            7.5 Price Changes. Remedy reserves the right to change its fees for any item or service provided by Remedy to Franchisee under this Agreement. Such Fees may be changed form time-to-time at Remedy's sole discretion. Accordingly, the prices for any items ordered by Franchisee under this Agreement after the Effective Date are subject to change; provided that all fees shall be charged at Remedy's published rates for such items in effect at the time charged.

            7.6 Payments. Remedy shall invoice Franchisee for all costs of annual license fees, annual update fees, annual support fees, and all costs for shipping, handling and applicable state/local/federal taxes. All amounts invoiced to Franchisee, pursuant to this paragraph, shall be deducted by Remedy from the Franchisee's Share pursuant to the Franchise Agreement. Except as specifically provided otherwise, all other fees shall be due in full on or before thirty (30) days from the receipt of an invoice therefor.

            7.7 Hardware Costs. Remedy shall invoice Franchisee all costs for hardware and equipment purchased by Franchisee from Remedy. Payment shall be due and payable to Remedy within thirty (30) days of receipt of invoice.

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            7.8 Late Payments. If any amount payable to Remedy under this
Agreement or otherwise is not paid when due, Remedy shall be entitled to additional payment as specified under the Franchise Agreement.

            7.9 Taxes. Franchisee shall, in addition to the other amounts payable under this Agreement, pay all sales, use, value added or other taxes, federal, state, local or otherwise, however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement, except for any taxes on Remedy's income.

            7.10 Security Interest. Remedy reserves a security interest in all hardware and equipment purchased hereunder and invoiced to Franchisee and in any proceeds thereof to secure Franchisee's payment obligations to Remedy. Upon Remedy's request, Franchisee agrees to promptly take such actions necessary, and execute any documents required, to perfect and maintain such security interest.

      8. Ownership.

            8.1 Ownership and Use of Software. The Software licensed hereunder is solely for Franchisee's use in connection with the Franchised Business (as defined in the Franchise Agreement) at Franchisee's franchise premises. Franchisee understands and agrees that the Software and Documentation shall at all times remain the sole and exclusive property of Remedy. Franchisee shall at no time possess or have any right of ownership or proprietary interest in or to the Software, or any portion thereof, including any copies or modifications thereto. Franchisee further acknowledges that Franchisee has no rights in the Software except those expressly granted in this Agreement. Accordingly, no title to or ownership interest in any part of the Software is transferred to Franchisee. Title to all applicable rights in patents, patent rights, copyrights, trademarks, service marks, trade names, confidential information and proprietary rights in the Software are and shall remain in Remedy or its assignee. Franchisee agrees to be bound by and observe the proprietary nature of the Software program and further, shall not take any action to jeopardize, limit, or interfere with such proprietary information concerning the Software to any third party. Franchisee agrees to take appropriate action by instruction or agreement with its employees who are permitted access to the Software to fulfill its obligations hereunder. Franchisee will take all reasonable steps to protect the Software and Documentation from any use, reproduction, publication, disclosure or distribution that is not specifically authorized under this Agreement.

            8.2 Title to Hardware. Title to hardware and equipment purchased from Remedy hereunder shall transfer to Franchisee after all applicable payments therefor have been made. Risk of loss and damage for, hardware and equipment, if any, purchased from Remedy hereunder shall pass to Franchisee upon shipment to Franchisee, F.O.B. manufacturer's or Remedy's facilities, whichever location such items are shipped from.

            8.3 Rights of Third Parties. Franchisee acknowledges and agrees that its acquisition and use of the hardware, the Software and other any other items pursuant to this Agreement may be subject to the rights of Remedy's vendors thereof in such items and to Remedy's obligations to such persons in connection with Remedy's acquisition of such items.

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Accordingly, Franchisee agrees to execute such further instruments and documents required by such persons to evidence or secure such persons' rights in the items acquired by Franchisee under this Agreement.

      9. No Warranty. REMEDY EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, STATUTORY OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION LICENSED HEREUNDER OR ANY HARDWARE OR OTHER EQUIPMENT PURCHASED OR SERVICE PROVIDED HEREUNDER. REMEDY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON, INCLUDING EMPLOYEES OR REPRESENTATIVES OF REMEDY, WHICH ARE INCONSISTENT HEREWITH SHALL BE DISREGARDED BY FRANCHISEE AND SHALL NOT BE BINDING UPON REMEDY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES OF (i) NON-INFRINGEMENT, WORKMANLIKE EFFORT, QUALITY, ACCURACY, TIMELINESS, COMPLETENESS, TITLE, QUIET ENJOYMENT OR SYSTEM INTEGRATION; (ii) THAT THE SOFTWARE OR ANY PART THEREOF CONFORMS TO ANY DEMONSTRATION OR PROMISE BY REMEDY; (iii) ARISING THROUGH COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE, OR (iv) THAT ACCESS TO OR USE OF THE SOFTWARE OR ANY PART THEREOF WILL BE UNINTERRUPTED, ERROR FREE OR COMPLETELY SECURE. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.

      10. Limitation of Liability.

            10.1. Liability Limitations. REMEDY SHALL NOT BE LIABLE FOR ANY LIABILITIES, LOSSES, OR DAMAGES, INCLUDING, WITHOUT LIMITATION, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSS OF USE, REVENUE, OR PROFITS, IN CONNECTION WITH OR ARISING OUT OF ANY FAILURE OR DEFECT IN OR UNAVAILABILITY OR USE OF THE SOFTWARE OR DOCUMENTATION, OR ANY PART THEREOF, OR THE HARDWARE AND EQUIPMENT, IF ANY, PURCHASED HEREUNDER, OR ANY SERVICES PROVIDED HEREUNDER. REMEDY SHALL NOT HAVE ANY LIABILITY WITH RESPECT TO ANY LOSS OR DAMAGE RELATED TO ANY (i) FAILURE OF THE SOFTWARE; OR (ii) ANY USE OF THE SOFTWARE OR THE RESULTS OR DECISIONS MADE OR OBTAINED BY USERS OF ANY OF THE SOFTWARE OR DOCUMENTATION. IN NO EVENT SHALL REMEDY'S AGGREGATE TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE LESSER OF FRANCHISEE'S ACTUAL DIRECT DAMAGES OR THE AMOUNT FRANCHISEE ACTUALLY PAID REMEDY DURING THE SIX MONTH PERIOD IMMEDIATELY PRECEDING THE DAMAGE-CAUSING EVENT. THE LIMITATIONS CONTAINED IN THIS SECTION SHALL APPLY EVEN IF ANY LIMITED REMEDY FAILS IN ITS ESSENTIAL PURPOSE.

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            10.2 Applicability. The limitations in this Section 10.1 shall be deemed to apply to all causes of action and all legal theories, without regard to whether the damages arise from (i) breach of contract, (ii) breach of warranty, (iii) negligence or other torts, or (iv) any other cause of action, however stated.

      11. Nondisclosure. During and after the term of this Agreement, Franchisee shall keep confidential and shall require its officers, directors and employees to keep the Software and Documentation confidential. Franchisee shall not disclose the Software or Documentation or any other confidential or proprietary materials of Remedy or its licensors that may be disclosed or provided to Franchisee (whether any such materials are disclosed in tangible or intangible form, and whether or not stored, compiled or memorialized, physically, graphically, photographically or in writing) (collectively, "CONFIDENTIAL INFORMATION"). Franchisee shall use the same degree of diligence and effort to protect the Software and other Confidential Information from disclosure to third parties as Franchisee uses to protect its own confidential information, but in no event shall Franchisee use less than reasonable diligence and effort in protecting the Software and other Confidential Information from disclosure. Franchisee shall notify each employee having access to the Software or Confidential Information of the nondisclosure obligations under this Agreement and require compliance from each such employee.

      12. License and Agreement Termination. In addition, Remedy shall have the right to terminate Franchisee's license hereunder and this Agreement if Franchisee fails to comply with the terms and conditions of this Agreement or any Franchise Agreement. To exercise such termination rights, Remedy shall give written notice to Franchisee of such failure and if such failure has not been remedied within three (3) days after such notice, the Franchisee's license and this Agreement shall terminate upon written notice from Remedy. Remedy shall also have the right to immediately terminate Franchisee's license and this Agreement upon written notice to Franchisee, if Franchisee breaches any of the provisions of Section 8 or 11 hereof. In the event the Franchise Agreement by and between Remedy and Franchisee is terminated, or the Franchise is closed or sold by Franchisee, unless Franchisee's rights and obligations hereunder are assigned pursuant to the provisions of Section 19 hereof, this Agreement shall automatically terminate.

      13. Consequences of Termination. Upon termination, Franchisee shall return all copies of the Software along with all related reference and other descriptive Documentation related thereto to Remedy. Upon Remedy's request, Franchisee shall be solely responsible for the removal of the Software on hardware and equipment and shall certify such removal. In the event Franchisee ceases to do business, Remedy, in its sole discretion reserves the right to take possession of the hardware and related equipment in order to remove all Software and any then existing data contained in the Software. If termination occurs prior to the end of a license term for the Software and Franchisee has paid in advance for the license hereunder, Remedy shall refund to Franchisee a pro rata amount of the license fee with respect to the remaining license term. In the event of termination, all provisions of Sections 8, 9, 10, and 11 shall survive termination of this Agreement. Furthermore, Franchisee's obligation to pay all accrued fees shall survive the termination of the Agreement by either party for any reason.

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      14. Insurance. Franchisee shall, during the term of this Agreement, be responsible for maintaining all-risk insurance, including replacement cost in any insurable amount as determined by Franchisee for any loss or damage to system hardware using the Software or destruction or loss of data for use with the Software maintained on Franchisee's system. It shall be in the sole discretion of Franchisee to maintain business interruption insurance insuring against interruption of business as a result of any system failure, damage or destruction. Remedy shall not have any responsibility for maintaining any insurance to protect Franchisee against any and all loss or damage to system hardware, software or data contained in the system using the Software.

      15. Modification and Discontinuance. All updates to Software and all modules or options of Software are subject to change, revision, modification or discontinuance with thirty (30) days' advance notice to Franchisees.

      16. Waivers. The waiver or failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right thereunder. Termination of a license granted herein or of this Agreement by either party shall not act as a waiver of any breaches of the terms and conditions of this Agreement and shall not act as a release of either party from any liability for breach of such party's obligations hereunder.

      17. Equitable Remedies. The obligation of Franchisee under Sections 8, 11, l2, and 13 hereof are of a special and unique character which gives them a peculiar value to Remedy for which Remedy cannot be reasonably or adequately compensated in damages in the event Franchisee breaches such obligations. Therefore Remedy shall, in addition to other remedies which may be available, be entitled to injunctive or other equitable relief in the event of the breach or threatened breach of such obligation.

      18. Representatives and Notices. All notices required to be given hereunder shall be in writing to the parties' representatives at the addresses set forth below. Notice shall be considered delivered and effective three (3) working days after mailing when sent by registered or certified mail, return receipt requested. Notice shall be deemed given on the date of service if personally served or sent by a reputable overnight messenger service or on the date of telecopying, if telecopied, provided that a copy of the telecopy is also sent by United States mail. Either party, upon written notice to the other, may change any name or address to which future notices shall be sent. Any notices under this Agreement shall be sent to the following representatives:

            If to Remedy:

            Attention: Vice President, Information Technology
            RemedyTemp, Inc.
            101 Enterprise

            Aliso Viejo, CA  92656

            Telephone: ______________________________

            Fax:       ______________________________

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            If to Franchisee:

            Attention: ______________________________

                       ______________________________

                       ______________________________

            Telephone: ______________________________

            Fax:       ______________________________

      19. Assignment. Upon the assignment by Franchisee to any person or entity (the "Assignee") of Franchisee's rights and obligations under the Franchise Agreement in accordance with the provisions thereof, Franchisee shall concurrently therewith assign all of its rights and obligations under this Agreement to the Assignee, who shall, from and after such assignment of this Agreement, assume and perform for the express benefit of Remedy the obligations and liabilities of Franchisee hereunder. Except as set forth in the preceding sentence, any assignment or transfer by Franchisee of this Agreement or of Franchisee's rights or obligations hereunder without the prior written consent of Remedy shall be void and shall constitute an event of default hereunder. All rights and obligations under this Agreement shall accrue to the benefit of any successors and permitted assigns.

      20. Further Assurances. Franchisee agrees to take such further actions and to execute and deliver such further documents as may be required to evidence, confirm or consummate the agreements set forth in this Agreement.

      21. Authority. The parties by their respective signatures below acknowledge and affirm that each is an authorized and designated representative to execute this Agreement on behalf of their respective company.

      22. Governing Law and Venue. This Agreement shall be governed by and construed under the laws of the state in which Remedy maintains its principal place of business, without regard to such state's rules governing conflicts of law. Should any dispute arise under this Agreement, the parties agree that the exclusive venue for resolution of the dispute shall be in the courts in and for the jurisdiction in which Remedy maintains its principal place of business. Should any legal action be instituted to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and expenses incurred in both the trial and appellate levels.

      23. Non-Waiver. Any failure by either party to detect, protect, or remedy any breach of this Agreement shall not constitute a waiver or impairment of any such term or condition, or the right of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition.

      24. Severability. If any provision hereof is declared invalid by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such validity so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect.

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      25. Amendments. No provision in any purchase order will supersede the terms and conditions of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

      26. Entire Agreement. This Agreement (including the Exhibits hereto) and the Franchise Agreement (including the Exhibits thereto) sets forth the entire agreement and supersedes any and all prior communications and agreements, oral or written, of the parties with respect to the subject matter of this Agreement. No representations or statements of any kind made by either party that are not expressly stated herein shall be binding on such party. All confidentiality obligations, restrictions and prohibitions on use, Remedy ownership provisions, limitations of liability, disclaimers of warranty and Sections 13-26 shall survive any termination or expiration of this Agreement.

      This Agreement is executed as of the ________ day of _____________, 200__.

Accepted and Agreed:

RemedyTemp, Inc.                          Remedy Franchisee

By: ___________________________________   By: ________________________________

Name: _________________________________   Name: ______________________________

Title: ________________________________   Title: _____________________________

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                                                                       EXHIBIT A

                             DESCRIPTION OF SOFTWARE

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                                                                       EXHIBIT B

                       DESCRIPTION OF AUTHORIZED HARDWARE

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                                                                       EXHIBIT C

                                   PRICE LIST

Annual Fee

Workstation Fee